Exhibit N

GUIDESTONE FUNDS

AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18F-3

SECTION 1. INTRODUCTION

This Amended and Restated Multiple Class Plan (this “18f-3 Plan”) has been adopted by a majority of the Board of Trustees (the “Trustees”) of GuideStone Funds (the “Trust”), including a majority of the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) (“Independent Trustees), pursuant to Rule 18f-3 under the 1940 Act, with respect to each series of the Trust listed on Schedule A attached hereto (each, a “Fund” and together, the “Funds”).

This Plan designates two classes, GS2 Class and GS4 Class (each, a “Class” and together, the “Classes”). In accordance with Rule 18f-3 under the 1940 Act, this Plan sets forth the differences between the Classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Trustees, including a majority of the Independent Trustees, have determined that this Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each Fund and each Class of shares offered by a Fund.

SECTION 2. ELEMENTS OF THE PLAN

A. Definitions. The following definitions shall apply herein:

“Plans” refers to employee benefit plans and programs of organizations and persons that GuideStone Financial Resources of the Southern Baptist Convention, formerly the Annuity Board of the Southern Baptist Convention (“GuideStone Financial Resources”), is authorized to serve. “Plans” do not include custodial accounts for ministers and employees of tax-exempt organizations and public schools as described in section 403(b)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), provided or made available by GuideStone Financial Resources.

“Outside Service Plans” refers to Plans for which a service provider other than GuideStone Financial Resources provides plan record-keeping services for participants.

“Prior Plans” refers to Plans other than Outside Service Plans that GuideStone Financial Resources was authorized to serve prior to June 1, 2004.

“Standard Plans” refers to Plans other than Prior Plans or Outside Service Plans.

“Prior Plan Eligibility Schedule “ and “Standard Plan Eligibility Schedule” refer to the “Eligibility Schedules” as set forth in Section 2C.

B. Class Designation. Each Fund shall have one or more Classes, as may from time to time be created by the Board of Trustees of the Trust acting in accordance with the Trust Instrument, and as set forth on Schedule A attached hereto.

C. Eligibility. Shares of the Funds are not offered to the general public. GuideStone Financial Resources may invest for its own account, including reserves and endowment, in any class of the Funds.

GS4 Class shares are sold only to accounts, including personal investment accounts and individual retirement accounts (“IRAs”), for: (a) individuals who participate or are eligible to participate in the Plans and other individuals who are eligible to utilize products and services provided or made available by GuideStone Financial Resources; (b) spouses of such individuals; (c) Prior Plans and Standard Plans in accordance with their respective Eligibility Schedules; (d) Outside Service Plans upon selection of this Class by a fiduciary for the plan other than GuideStone Financial Resources; and (e) custodial accounts for ministers and employees of tax-exempt organizations and public schools (“TSAs”) as described in section 403(b)(7) of the Code provided or made available by GuideStone Financial Resources.

GS2 Class shares are sold only to (a) accounts administered by GuideStone Financial Resources for cooperating Southern Baptist foundations and other Southern Baptist organizations in states where no affiliated Southern Baptist foundation is situated; (b) accounts for the Prior Plans and the Standard Plans in accordance with their respective Eligibility Schedules; (c) other accounts for organizations GuideStone Financial Resources is authorized to serve; and (d) Outside Service Plans organizations with total retirement plan assets invested in the Funds in excess of $50 million upon selection of this Class by a fiduciary for the plan other than GuideStone Financial Resources. In addition, Plans and accounts eligible for the GS2 Class shares of the Funds shall also be eligible for the GS4 Class shares of the Inflation Protected Bond Fund, Global Bond Fund, Real Assets Fund and Real Estate Securities Fund.

Corporations, charitable and other institutional investors, which are not employee benefit plans and have total investable assets of $100,000 or more, may invest in the GS2 Class shares of the Funds and the GS4 Class shares of the Inflation Protected Bond Fund, Flexible Income Fund, Global Bond Fund, Real Assets Fund, Global Natural Resources Equity Fund and Real Estate Securities Fund.

Prior Plan Eligibility Schedule

Eligibility Schedule Assets	Date Target Funds	Asset Allocation Funds	Select Funds
Less than $80 million	GS4	GS4	GS4
$80 - $250 million	GS4	GS2	GS4
Over $250 million	GS4	GS2	GS2
No Participant Directed Accounts	GS4	GS2	GS2

Standard Plan Eligibility Schedule

Eligibility Schedule Assets	Date Target Funds	Asset Allocation Funds	Select Funds
Less than $80 million	GS4	GS4	GS4
$80 - $250 million	GS4	GS2	GS4
Over $250 million	GS4	GS2	GS2
No Participant Directed Accounts	GS4	GS2	GS2

Notes:

“Eligibility Schedule Assets” refers to assets taken into account for purposes of the applicable Eligibility Schedule and includes both assets of the Plan and other retirement plan assets of the organization sponsoring the Plan invested in the Trust and/or serviced by GuideStone Financial Resources as record-keeper (but shall not include assets of any third-party organization serving as Plan sponsor). Eligibility Schedule Assets shall also include such plan assets of organizations related to the organization sponsoring the Plan that share a central administrative unit with the organization sponsoring the Plan. Eligibility Schedule Assets shall be computed periodically as set forth in the Prospectus.

Initial Purchases. Any assets that fall within the description of Eligibility Schedule Assets and that are held as of the initial purchase of shares for a Plan or received within ninety (90) days thereafter pursuant to a written commitment will be deemed to constitute Eligibility Schedule Assets for purposes of determining eligibility according to the applicable Eligibility Schedule.

Each Class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Prospectus for such Class as it may be amended from time to time.

D. Shareholder Service Plan Arrangement. GS4 Class shares of those Funds designated in the Trust’s registration statement as “Select Funds” shall be subject to a Shareholder Service Plan. The Shareholder Service Plan allows the GS4 Class of each Select Fund to spend annually up to 0.19% of its average daily net assets attributable to such Class of its shares for servicing shareholder accounts of this Class of the Select Funds and any Class of the Date Target Funds or the Asset Allocation Funds which invest in the GS4 Class of the Select Funds.

Such administrative and shareholder services may include, and are not limited to: (a) establishing and maintaining accounts and records; (b) answering shareholder inquiries regarding the manner in which purchases, exchanges and redemptions of shares of such Class of a Fund may be affected and other matters pertaining to services of such Class; (c) providing necessary personnel and facilities to establish and maintain shareholder accounts and records; (d) assisting shareholders in arranging for processing of purchase, exchange and redemption transactions; (e) guaranteeing shareholder signatures in connection with redemption orders and transfers and changes in shareholder-designated accounts; (f) integrating periodic statements with other shareholder transactions; and (g) providing such other related services as the shareholder may request.

E. Distribution Plan Arrangements. GS2 Class and GS4 Class shares shall not be subject to a Distribution Plan under Rule 12b-1 under the 1940 Act.

F. Expense Allocation. All expenses of each Fund shall be allocated among its GS2 Class and its GS4 Class, provided that all expenses of each Fund that does not have a GS2 Class shall be allocated among its GS4 Class. Expenses shall be allocated on the basis of the net asset value of the Fund attributable to shares of such Class relative to the net asset value of the Fund as a whole, except that (i) the fees and expenses incurred by a Fund under the Shareholder Service Plan for its GS4 Class shares shall be allocated to the GS4 Class; and (ii) the following types of expenses specific to each Class shall be allocated to such Class:

i. transfer agency and other recordkeeping costs;

ii. U.S. Securities and Exchange Commission and blue sky registration or qualification fees;

iii. printing and postage expenses related to printing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular Class or to regulatory authorities with respect to such Class;

iv. audit or accounting fees or expenses relating solely to such Class;

v. the expenses of administrative personnel and services as required to support the shareholders of such Class;

vi. litigation or other legal expenses relating solely to such Class;

vii. Trustees’ fees and expenses incurred as a result of issues relating solely to such Class; and

viii. other expenses subsequently identified and determined to be properly allocated to such Class; provided that in no event shall these include advisory or custodial fees, tax return preparation fees or other expenses related to the management of a Fund’s assets.

G. Conversion Features. For any Plan with an initial purchase date after June 1, 2004, Eligibility Schedule Assets will be re-evaluated within thirty (30) days of the second anniversary following the initial purchase date. Subsequent re-evaluations will occur in alternate years within thirty (30) days of the anniversary of the initial purchase date in such years. For any Plan with an initial purchase date on or before June 1, 2004, Eligibility Schedule Assets will be re-evaluated as of November 1, 2004 and thereafter in alternate years within thirty (30) days of November 1 in such years. For purposes of re-evaluation, average monthly Eligibility Schedule Assets over the 12-month period immediately prior to the re-evaluation date will be calculated and applied to the respective Eligibility Schedules. If the re-evaluation indicates that a Plan is ineligible under the applicable Eligibility Schedule for the Class of shares of a Fund in which it is currently invested, then the Plan’s shares will automatically be exchanged for shares of the appropriate Class of that Fund pursuant to the Eligibility Schedule as soon as administratively possible following the re-evaluation date but in no event later than 180 days following the re-evaluation date.

Accounts of all shareholders that are not Plans will be automatically exchanged to the Class for which they are eligible under this Amended and Restated 18f-3 Plan, promptly upon the effective date of this 18f-3 Plan.

H. Exchange Privileges. GS2 Class shares of each Fund shall be exchangeable only for GS2 Class shares of each other Fund offering such Class of shares. GS4 Class shares of each Fund shall be exchangeable only for GS4 Class shares of each other Fund offering such Class of shares. Each exchange shall be made, with no sales charge, based upon the relative net asset values of the Classes, subject to any limitation on number of exchanges, investment minimums and other conditions of eligibility as are set forth in the then current Prospectus of the Fund into which the shareholder wishes to exchange. Notwithstanding the foregoing, shares of any Class may be exchanged for any other Class prior to the effectiveness of the Trust’s registration statement.

I. Voting and Other Rights. The GS2 Class and GS4 Class shall each have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to such Class or to any 12b-1 Plan adopted with respect to such Class, or to the arrangements contained in this Plan relating solely to such Class; (b) separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of another Class; and (c) in all other respects, the same rights and obligations as the other Classes.

Adopted: May 15, 2001

Amended and Restated: May 11, 2004

Amended and Restated: August 4, 2004 and effective November 1, 2004.

Amended and Restated: September 13, 2005

Amended and Restated: July 28, 2006

Amended and Restated: September 14, 2006

Amended and Restated: May 22, 2007

Amended and Restated: May 20, 2008

Amended and Restated: February 26, 2009

Amended and Restated: May 1, 2009

Amended and Restated: May 19, 2009

Amended and Restated: May 24, 2011

Amended and Restated: January 1, 2012

Amended and Restated: [August 1,] 2013

SCHEDULE A TO GUIDESTONE FUNDS

MULTIPLE CLASS PLAN

Date Target Funds Offering GS4 Class Shares

MyDestination 2005 Fund

MyDestination 2015 Fund

MyDestination 2025 Fund

MyDestination 2035 Fund

MyDestination 2045 Fund

MyDestination 2055 Fund

Asset Allocation Funds Offering GS2 Class Shares

Conservative Allocation Fund I

Balanced Allocation Fund I

Growth Allocation Fund I

Aggressive Allocation Fund I

Asset Allocation Funds Offering GS4 Class Shares

Conservative Allocation Fund

Balanced Allocation Fund

Growth Allocation Fund

Aggressive Allocation Fund

Select Funds Offering GS2 Class and GS4 Class Shares

Money Market Fund

Low-Duration Bond Fund

Medium-Duration Bond Fund

Extended-Duration Bond Fund

Defensive Market Strategies Fund

Equity Index Fund

Value Equity Fund

Growth Equity Fund

Small Cap Equity Fund

International Equity Fund

Emerging Markets Equity Fund

Select Funds Offering GS4 Class Shares

Inflation Protected Bond Fund

Flexible Income Fund

Global Bond Fund

Real Assets Fund

Global Natural Resources Equity Fund

Real Estate Securities Fund